EXHIBIT 7.11

STATE OF DELAWARE
CERTIFICATE OF OWNERSHIP

Subsidiary Into Parent
Section 253

CERTIFICATE OF OWNERSHIP
MERGING
GRAMERCY TAVERN CORP.
INTO
SHAKE SHACK INC.

(Pursuant to Section 253 of the General Corporation Law of Delaware)

Shake Shack Inc., a corporation incorporated on the 23rd day of September, 2014 A.D., pursuant to the provisions of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: Shake Shack Inc. owns 100% of the capital stock of Gramercy Tavern Corp., a corporation incorporated on the 24th day of June, 1993 A.D., pursuant to the provisions of the Business Corporation Law of the State of New York, and that Shake Shack Inc., by a resolution of its Board of Directors duly adopted by written consent on the 16th day of August, 2019 A.D., determined to and effective on the 16th day of August, 2019 A.D., did merge into itself said Gramercy Tavern Corp., which resolution is in the following words to wit:

WHEREAS, Shake Shack Inc. lawfully owns 100% of the outstanding stock of Gramercy Tavern Corp., a corporation organized and existing under the laws of the State of New York, and

WHEREAS Shake Shack Inc. desires to merge into itself the said Gramercy Tavern Corp., and to be possessed of all the estate, property, rights, privileges and franchises of said corporation.

NOW, THEREFORE, BE IT RESOLVED, that Shake Shack Inc. merges into itself said Gramercy Tavern Corp. and assumes all of its liabilities and obligations,

FURTHER RESOLVED, that an authorized officer of Shake Shack Inc. be and he is hereby directed to make and execute a certificate of ownership setting forth a copy of the resolution to merge said Gramercy Tavern Corp. and assume its liabilities and obligations, and the date of adoption thereof, and to file the same in the office of the Secretary of State of Delaware, and a certified copy thereof in the office of the Recorder of Deeds of New Castle County, and

FURTHER RESOLVED, that the officers of Shake Shack Inc. be and they hereby are authorized and directed to do all acts and things whatsoever, whether within or without the State of Delaware; which may be in any way necessary or proper to effect said merger.

SECOND: An Agreement of Merger, dated as of August 16, 2019, by and between Shake Shack Inc. and Gramercy Tavern Corp. (the “Agreement of Merger”), has been approved, adopted, certified, executed, and acknowledged by each of Shake Shack Inc. and Gramercy Tavern Corp. in accordance with the provisions of Section 905 of the New York Business Corporation Law and Section 253 of the Delaware General Corporation Law.

THIRD: The name of the surviving corporation in the merger is Shake Shack Inc., a Delaware corporation (the “Surviving Corporation”).

FOURTH: The Certificate of Incorporation of Shake Shack Inc. shall be the Certificate of Incorporation of the Surviving Corporation.

FIFTH: The merger shall be effective on August 16, 2019.

SIXTH: The executed Agreement of Merger is on file at the principal place of business of the Surviving Corporation, the address of which is as follows:

225 Varick Street, Suite 301
New York, NY 10014

SEVENTH: A copy of the Agreement of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder, member or any person holding an interest in any of the constituent entities in the merger.

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IN WITNESS WHEREOF, said parent corporation has caused its corporate seal to be affixed and this certificate to be signed by an authorized officer this 16th day of August, 2019 A.D.

SHAKE SHACK INC., a Delaware corporation

By:
Name: Randy Garutti
Title: Chief Executive Officer

[Signature Page to Certificate of Ownership]